Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into by and between Paul R. Arena (“Employee” or “You”), on the one hand, and AudioEye, Inc., a Delaware corporation, on the other (the “Company” or “Employer”).  Employee and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties.”  Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Employment Agreement (as defined below).

WHEREAS:

1.                                      Employee and the Company are parties to that certain Employment Agreement, effective January 27, 2014 (the “Employment Agreement”).

2.                                      The parties have agreed to terminate the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties agree as follows.

1.                                      Effective as of March 5, 2014 (the “Separation Date”), you hereby resign from your employment with the Company, including your position as Executive Chairman, member of the Board of Directors, and any and all other offices you held with the Company or any of its subsidiaries and such resignation is hereby accepted.  Except for Sections 12, 13, and 14 of the Employment Agreement, as of the Separation Date, the Employment Agreement is terminated and has no further force or effect.  The Parties understand and agree that neither the making of this Agreement nor the fulfillment of any condition or obligation of this Agreement constitutes an admission of any liability or wrongdoing by the Company, any of the Employee Releasees (as defined below) or any of the Company Releasees (as defined below).

2.                                      Upon execution of this Agreement, Employee will deliver to the Company an executed a resignation letter in the form attached hereto as Exhibit A.  The contents of the resignation letter shall form the substance of the Company’s 8-K filing with respect to the Employee’s departure from the Board of Directors of AudioEye, Inc.

3.                                      Subject to Paragraph 1 above, this Agreement supersedes any and all other agreements, written or oral, which may exist between the Company and Employee concerning Employee’s separation from the Company, including without limitation any representations made to Employee by any executive officer or director of the Company.

4.                                      Employee Acknowledgments.

(a)                                 You have been advised by the Company to consult with the attorney of your choice before signing this Agreement and have had the opportunity to do so.

(b)                                 You have been given the opportunity to consider this for a period of at least twenty-one (21) days, though You are not required to take such period of time.

(c)                                  You would not be entitled to receive the consideration offered to You herein but for your signing this Agreement and other agreements needed to effectuate this Agreement.

(d)                                 You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Chief Executive Officer of the Company no later than the seventh day after You sign it.  It is understood and agreed that any notice of revocation received by the Chief Executive Officer of the Company after the expiration of this seven (7) day period shall be null and void.

5.                                      It is further expressly agreed by the Parties that this Agreement shall not become effective or enforceable and the consideration referred to in Section 7 below and elsewhere herein will not be paid until the seven (7) day revocation period described in Section 4(d) above has expired.  Therefore, it is expressly agreed by the Parties that the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.

6.                                      Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

7.                                      Provided that Employee does not revoke this Agreement as provided in Paragraphs 4 and 5 above, and complies with his obligations hereunder, the Company agrees as follows:

(a)                                 Employee has submitted to the Company a list of expenses for which he is seeking reimbursement, together with receipts for all claimed expenses.  Having reviewed Your documentation of expenses, within five (5) days of the Effective Date, the Company will pay Employee $27,891.98 in full and final payment of all expense claims of Employee.  Within five (5) days of the Effective Date, the Company will pay Employee $21,766.46, less statutory deductions, tax withholdings, and all other withholdings required by law, representing any amounts owed Employee for accrued but unpaid payroll and accrued and unused paid time off.

(b)                                 Subject to Paragraph 19 below, following the Separation Date, You will be entitled to retain the Samsung cellular phones along with the Apple monitor, keyboard, mouse and Apple Mac Computer from your office currently owned by the Company (the “Retained Equipment”).  As of the Effective Date, the Company shall not be responsible for any costs or expenses associated with the Retained Equipment, including but not limited to any monthly subscription plans.

(c)                                  As set forth in greater detail in Paragraph 19 below, upon execution of this Agreement by the Parties, You will deliver to the Company a flashdrive containing a copy of all information pertaining to the Company and its subsidiaries on the harddrive of any computer within your possession, custody or control.

(d)                                 The Company will pay on Employee’s behalf payments for medical and dental benefits under the Company’s medical and dental benefit plans, according to those benefits chosen by Employee for continuation under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the period of 18 months from the Effective Date; provided, however, that nothing set forth within this Agreement shall be construed as obligating the Company to maintain and/or continue in force any benefit plan.

(e)                                  Commencing March 1, 2015, the Employee agrees to assume all obligations under the existing apartment lease in New York City, (the “Lease”) for the remainder of the term pursuant to the Lease Amendment attached as Exhibit B.  In furtherance of this obligation, Employee shall obtain the landlord’s signature to the Lease Amendment and otherwise use best efforts to arrange for the Lease Agreement to be fully executed.  Upon completion of the Lease on June 30, 2016, You shall deliver to the Company the $48,000 security deposit paid by the Company to the Landlord at the commencement of the Lease without offset, together with $6,250 representing one-half of the final month’s rent of $12,500.  Additionally, Employee shall be allowed to keep the apartment furnishings, which were purchased by the Company.  It is expressly understood and agreed by the Employee that he is obtaining a benefit from this provision and the Company will provide a Form 1099 to Employee in the amount of not more than $20,000 representing the fair market value of furniture in the apartment.

8.                                      Reference is hereby made to that certain Stock Option Agreement, dated as of January 27, 2014, by and between the Company and Employee (the “Option Agreement”).  In connection with the Option Agreement, the Company and Employee agree that 500,000 options have already vested, an additional 500,000 options shall be vested (the “Second Tranche”) and 500,000 options shall be forfeited. As to the Second Tranche, 50%, or 250,000, of such options shall be vested immediately and  50%, or 250,000, options are deemed to be vested but may not be exercised  until such time as the Company’s 2015 audited financials are final, and are subject to clawback as follows: (i) if (a) the Company 2014 revenues are restated, or (b) with respect to the Company’s 2014 fourth quarter financials, revenues are reclassified, or (c) an impairment is recognized in the Company’s 2015 audited financials as a result of licenses entered into while Employee was employed by the Company, individually or in combination, in an aggregate amount of $5+ million, then 50%, or 125,000, options are retired back to Company and 50%, or 125,000, options are released to Employee; (ii) if (a) the Company 2014 revenues are restated, or (b) with respect to the Company’s 2014 fourth quarter financials, revenues are reclassified, or (c) an impairment is recognized in the Company’s 2015 audited financials as a result of licenses entered into while Employee was employed by the Company, individually or in combination, in an aggregate amount of $10+ million, then 100%, or 250,000, options are retired back to Company; and (iii) if (a) 2014 revenues are restated, or (b) with respect to the Company’s 2014 fourth quarter financials, revenues are reclassified, or (c) recognized as impaired in the Company’s 2015 audited financials as a result of licenses entered into while Employee was employed by the Company, individually or in combination, in an aggregate amount of less than $5 million, then 100%, or 250,000, of the options shall be then available for exercise by Employee.

9.                                      Except as set forth in Section 8, as to the already vested options, the terms of the options shall be as set forth in the January 27, 2014 Option Agreement deemed to have been issued under the Company’s 2014 Incentive Compensation Plan (the “2014 Option Plan”), it being understood that the total amount of options You are entitled to is as set forth in Paragraph 8; provided, however, that You and the Company hereby amend the Option Agreement so that notwithstanding Section 6(a)(i) of the Option Agreement, any unexercised options shall remain exercisable until January 27, 2019.

10.                               On the Effective Date the Company will issue to You 500,000 shares of the Company’s restricted common stock subject to Rule 144 (the “Restricted Shares”); it being understood that the Restricted Shares are being issued to You in lieu of any issuances to you under that certain Performance Share Unit Agreement, dated as of January 27, 2014, by and between the Company and Employee (the “PSU Agreement”) and that you shall not be entitled to, and hereby forfeit, any Performance Share Unit (as such term is defined in the PSU Agreement) issuances to you under the PSU Agreement.  50%, or 250,000, Restricted Shares shall be released immediately to Employee and 50%, or 250,000, Restricted Shares shall be held in escrow until April 1, 2016, or until such time as the Company’s 2015 audited financials are final, and subject to clawback as follows: (i) if (a) the Company 2014 revenues are restated, or (b) with respect to the Company’s 2014 fourth quarter financials, revenues are reclassified, or (c) an impairment is recognized in the Company’s 2015 audited financials as a result of licenses entered into while Employee was employed by the Company, individually or in combination, in an aggregate amount of $5+ million, then 50%, or 125,000, escrow shares shall be retired back to Company and 50%, or 125,000, shares are released to Employee; (ii) if (a) the Company 2014 revenues are restated, or (b) with respect to the Company’s 2014 fourth quarter financials, revenues are reclassified, or (c) an impairment is recognized in the Company’s 2015 audited financials as a result of licenses entered into while Employee was employed by the Company, individually or in combination, in an aggregate amount of $10+ million, then 100%, or 250,000, escrow shares are retired back to Company; and (iii) if (a) the Company 2014 revenues are restated, or (b) with respect to the Company’s 2014 fourth quarter financials, revenues are reclassified, or (c) recognized as impaired in the Company’s 2015 audited financials as a result of licenses entered into while Employee was employed by the Company, individually or in combination, in an aggregate amount of less than $5 million, then 100%, or 250,000, of the escrow shares are released to Employee and held in escrow pursuant to a Share Escrow Agreement attached as Exhibit C.

11.                               The Company and Employee that Employee shall be subject to the Lock-up/Leak-out Agreement attached hereto as Exhibit D.

12.                               Except as provided in Section 7(d) above, Employee’s health insurance and all other Company benefits will terminate according to the terms of the plans.  This provision is not, however, intended to waive Employee’s rights under COBRA.  Employee acknowledges that the Company will provide the COBRA notice, in accordance with federal guidelines, under which Employee may elect continuation of coverage.

13.                               Effective as of the Separation Date, You will be deemed to have resigned as Executive Chairman and board member of AudioEye, Inc., it being agreed and understood that this Agreement shall serve as irrevocable written notice of such resignation; and furthermore, upon execution of this Agreement, you will deliver to the Company an executed Resignation Letter, dated as of the Separation Date, in the form attached hereto as Exhibit A.

14.                               Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise other than the representations contained in this Agreement.

15.                               Employee further agrees as follows:

(a)                                 As a material inducement to the Company to enter into this Agreement and subject to the terms of this Paragraph 15, except for the obligations of this Agreement, including its Exhibits, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, (collectively “Company Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held, or claims to have had, against each of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute; (k) all claims of discrimination arising under any state or local law or ordinance; (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company, including, without limitation, the Employment Agreement; (m) all Claims arising from Your employment or other affiliations with the Company, termination thereof, and all discussions and negotiations leading up to this Agreement; and (n) any claim by Employee of entitlement to any severance payment under the Employment Agreement.

(b)                                 Employee covenants and promises not to sue, commence arbitration, or otherwise pursue legal action against the Company Releasees, other than for breach of this Agreement and Exhibits.

Employee further represents that he has filed no lawsuits, arbitrations or other actions against the Company Releasees.  Employee further represents that he has not assigned or purported to assign any Claims released in this Agreement.

(c)                                  Employee further promises and agrees that he will not at any time disparage the Company Releasees, or any of the Company Releasees’s products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business interests or to the morale among the Company’s work force, or the reputation of any Company Releasees.  Additionally, Employee will, unless required by law not to, refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee).

(d)                                 Employee expressly represents and warrants that he is not entitled to any wages, vacation, or other form of compensation other than as specifically identified in Paragraph 7, 8, and 10 of this Agreement.

16.                               The Company further agrees as follows:

(a)                                 As a material inducement to Employee to enter into this Agreement and subject to the terms of this Paragraph 16, the Company, on its own behalf and on behalf of each of its parent, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, except for the obligations in this Agreement and its Exhibits, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee, AIM Group, and their heirs, representatives, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “Employee Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorney’s fees and cost actually incurred) of any nature whatsoever, which Company now has, owns, holds, or which Company at any time heretofore had, owned, or held or claims to have had against Employee, AIM Group or Employee Releasees, including without limitation any claims arising out of, in connection with, or related to Employee’s involvement as an officer or director of the Company or any of its subsidiaries

(b)                                 The Company covenants and promises not to sue, commence arbitration, or otherwise pursue legal action against Employee Releasees, other than for breach of this Agreement, including its Exhibits, as a result of any conduct before the Separation Date.  The Company further represents that it has filed no lawsuits, arbitrations or other actions against Employee Releasees.  The Company has not assigned or purported to assign any Claims released by this Agreement.

(c)                                  The Company, on its own behalf and on behalf of each of its parent, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, further promises and agrees that neither it nor its parent, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, will not at any time disparage Employee Releasees, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee Releasees’s reputation. Nothing in this Agreement changes Employee’s status as an insured under past and present Directors and Officers’ Insurance Policies.  The Company’s obligations to indemnify the Employee are set forth in the by-laws and in the Indemnification Agreement, attached hereto as Exhibit E.  Additionally, Company will, unless required by law not to, refer to Employee all inquiries that it receives (whether written or oral) that could reasonably be construed as affecting Employee.

17.                               Employee will not, for a period of two years for any reason, directly or indirectly: (a) solicit the business of any customer of the Company, for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided; (b) solicit or cause or attempt to cause any employee of Employer to cease working for Employer.  Nothing in this provision is intended to supersede Paragraph 13 of the Employment Agreement and this provision shall be read in conjunction with Paragraph 13 of the Employment Agreement.

18.                               Employee will not, for a period of two years directly or indirectly, enter into the employment of, render services to, or acquire any interest whatsoever, whether as a sole proprietor, partner, associate, shareholder, officer, director, employee, consultant, trustee, lessor, creditor, or otherwise, in any business, trade or occupation in competition with the business of the Company.  Employee agrees that damages for breach of this covenant will be difficult to determine and therefore consents that this provision may be enforced by temporary or permanent injunction, without the necessity of a bond.  Such injunctive relief shall be in addition to, and not in place of, any remedies at law.  Employee agrees that the provisions of this paragraph are reasonable.  However, should any court ever find that any provision within this paragraph is unreasonable, either in period of time, geographical area, or otherwise, then and in that event Employee agrees that this paragraph shall be interpreted and enforced to the maximum extent which the court deems reasonable.  Nothing in this provision is intended to supersede Paragraph 13 of the Employment Agreement and this provision shall be read in conjunction with Paragraph 13 of the Employment Agreement.

19.                               Employee agrees that by three days after the Effective Date, he will, except for the Retained Equipment, return to the Company any and all property of the Company in his possession, custody or control, including without limitation marketing plans and related information, product development plans and related information, trade secret information, pricing information, vendor information, financial information, telephone lists, computer software and hardware, keys, credit cards, vehicle, telephone, camera and office equipment. Nothing in this provision is intended to supersede Paragraph 12 of the Employment Agreement and this provision shall be read in conjunction with Paragraph 12 of the Employment Agreement, including, but not limited to Paragraph 12(c).  Further, You specifically acknowledge and agree that You will continue to be bound by and subject to the confidentiality provisions of Section 12 of the Employment Agreement.

20.                               No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both Parties.  No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  This Agreement may not be changed except by writing signed by both Parties. If Employee or the Company believes that the other Party has breached this Agreement, the non-breaching Party will notify the other Party of the breach in writing and that Party will be afforded (10) ten days to cure the breach.

21.                               This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Company Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

22.                               For the same aforesaid consideration, it is further expressly agreed and understood that the Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.

23.                               For the same aforesaid consideration, it is expressly agreed and understood that the contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law, including, without limitation, Federal securities laws.  Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

24.                               All notices and other communications hereunder shall be in writing and shall be given by personal delivery, mailed by registered or certified mail (postage prepaid, return receipt requested), sent by facsimile transmission, sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as is specified by like change of address):

If to the Company:	Nathan Bradley, CEO AudioEye, Inc. 5210 E. Williams Circle, Suite 500 Tucson, AZ 85711
If to the Employee:	Paul R. Arena P.O. Box 4407 Huntington, NY 11743

25.                               The Parties agree that the Agreement may be executed in multiple originals.  Further, facsimile or pdf email signatures shall be deemed as originals.

26.                               This Agreement is entered into and shall be interpreted, enforced and governed by, and construed in accordance with, the law of the State of Delaware without regard to principles of conflicts of laws. In any proceeding to enforce this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.

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EXECUTED as of the Separation Date.

Paul R. Arena

AUDIOEYE, INC.

By:
	Name:	Nathaniel T. Bradley
	Title:	Chief Executive Officer

EXHIBIT A

FORM OF RESIGNATION LETTER

[See attached documents]

EXHIBIT B

LEASE AMENDMENT

[See attached document]

2

EXHIBIT C

SHARE ESCROW AGREEMENT

[See attached document]

3

EXHIBIT D

LEAK-OUT AGREEMENT

[See attached document]

EXHIBIT E

INDEMNIFICATION AGREEMENT

[See attached document]

5